Exhibit 10.1

LOC Procurement Agreement
Execution Version

9 January 2013

ENDEAVOUR ENERGY UK LIMITED
(the “Payer”)

MAX PARTICIPATIONS II S.À R.L.
(the “Payee”)

ENDEAVOUR INTERNATIONAL CORPORATION
(the “Guarantor”)

____________________________________________________________

LOC PROCUREMENT AGREEMENT
____________________________________________________________

CONTENTS

CLAUSE PAGE

1. DEFINITIONS AND INTERPRETATION

2. LC ISSUANCE DOCUMENTS

3. REIMBURSEMENTS BY THE PAYER

4. RELEASE OF LETTERS OF CREDIT

5. CASH COLLATERAL FROM PAYER

6. FEES AND COSTS & EXPENSES

7. TAX GROSS-UP AND INDEMNITIES

8. RANKING

9. INDEMNITY

10. GUARANTEE

11. REPRESENTATIONS AND WARRANTIES

12. COVENANTS

13. EARLY TERMINATION EVENTS

14. COSTS OF PARTIES

15. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

16. LIMITED RECOURSE

17. COUNTERPARTS

18. NOTICES.

19. GOVERNING LAW AND JURISDICTION

SCHEDULE 1 CONDITIONS PRECEDENT

SCHEDULE 2 FORM OF EACH LETTER OF CREDIT

THIS LOC PROCUREMENT AGREEMENT (this “Agreement”) is dated 9 January 2013 and made

BETWEEN:

(1)	ENDEAVOUR ENERGY UK LIMITED, a company registered in England and Wales (with registration number 5030838) whose registered office is at 33rd Floor, City Point, One Ropemaker Street, London EC2Y 9UE (the “Payer”);

(2)	MAX PARTICIPATIONS II S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 9, rue Basse L-4963 Clemency, Luxembourg, having a share capital of EUR 612,500 and registered with the Luxembourg trade and companies register under number B 106062 (the “Payee”); and

(3)	ENDEAVOUR INTERNATIONAL CORPORATION, a corporation incorporated in the state of Nevada whose registered office is at 811 Main, Suite 2100, Houston, TX 77002, USA (the “Guarantor”).

BACKGROUND

(A)	At the request of the Guarantor, the Payee shall, on the date hereof, enter into an agreement with Deutsche Bank AG (the “LC Bank”) acting out of its New York branch and its London branch pursuant to which the Payee (in its capacity as the “LC Party”) will instruct the LC Bank to issue Letters of Credit (as defined below) for the benefit of Hess Limited. The Letters of Credit are to be issued to support the decommissioning liabilities of the Payer and shall be fully released on or prior to the LC Release Date (as defined below).

(B)	In consideration of the Payee instructing the LC Bank to issue the Letters of Credit, the Payer and the Guarantor agree to reimburse the Payee for certain payments made in connection with the LC Issuance Documents. If a Letter of Credit is drawn, the Payer shall provide cash cover to reimburse the Payee in an amount equal to such drawing.

(C)	The Payer and the Payee wish to enter into this Agreement to document, amongst other things, the terms governing such reimbursement arrangement and the fees payable by the Payer to the Payee for procuring the issue of the Letters of Credit. The Guarantor is entering into this Agreement in its capacity as guarantor in respect of the obligations of the Payer towards the Payee under this Agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Arrangement Fee” has the meaning given to such term in Clause 6.2 (Fees and costs & expenses).

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, England; Houston, Texas (USA); and Luxembourg. If any time period or payment is to be made on a day which is not a Business Day, that period will instead end on, or such payment shall be made on, the next Business Day.

“Bankruptcy Law” means any bankruptcy, liquidation, insolvency or similar law or regulation in any jurisdiction, including, without limitation, U.S. Bankruptcy Law.

“Custodian” means any administrator, receiver, trustee, assignee, liquidator, custodian or similar official under Bankruptcy Law.

“Early Termination Event” has the meaning given to such term in Clause 13 (Early Termination Events).

“Endeavour Party” shall mean the Payer and the Guarantor.

“Fee” has the meaning given to such term in Clause 6.1 (Fees & costs and expenses).

“Group” means the Guarantor and its subsidiaries.

“HMRC” means Her Majesty’s Revenue and Customs.

“ITA” means the UK Income Tax Act 2007.

“LC Amount” means, at any time, the outstanding face amount (in Sterling) of the Letters of Credit issued pursuant to the LC Issuance Agreement, plus the amount, if any, demanded under those Letters of Credit and not reimbursed by the Payer in accordance with this Agreement: as at the LC Issuance Date, the LC Amount will be £20,600,000.

“LC Bank” has the meaning given to such term in the recitals.

“LC Fee” means the fees, costs and expenses reimbursable by the Payer pursuant to Clause 6.2 (Fees & costs and expenses).

“LC Issuance Agreement” means the agreement dated on or about the date hereof between the LC Bank and the Payee in respect of the issuance of the Letters of Credit.

“LC Issuance Date” means the date on which the Guarantor requests the issue of the Letters of Credit by notice to the Payee.

“LC Issuance Document” means each of the LC Issuance Agreement and the Letters of Credit.

“LC Party” has the meaning given to such term in the recitals.

“LC Release Date” means 9 July 2014.

“Letter of Credit” means each letter of credit issued by the LC Bank, acting via its London branch, pursuant to the LC Issuance Agreement and this Agreement, substantially in the forms set out in Schedule 2 (Form of each Letter of Credit).

“Liability Expiry Date” means the date upon which the LC Bank is under no actual or contingent liabilities in respect of any Letter of Credit.

“Material Adverse Effect” means a material adverse effect on the ability of the Payer or Guarantor to discharge its obligations under this Agreement, including the reimbursement obligations herein.

“Material Subsidiary” means any direct or indirect subsidiary, including its subsidiaries, of the Guarantor that meets any of the following conditions:

(a)	the Guarantor’s and its other subsidiaries’ investments in and advances to such subsidiary exceed ten (10) per cent. of the total assets of the Guarantor and its subsidiaries consolidated as of the end of the most recently completed fiscal year;

(b)	the Guarantor’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds ten (10) per cent. of the total assets of the Guarantor and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(c)	the Guarantor’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such subsidiary exceeds ten (10) per cent. of such income of the Guarantor and its subsidiaries consolidated for the most recently completed fiscal year.

For the avoidance of doubt, the Payer shall be deemed to be a “Material Subsidiary” of the Guarantor for the purpose of this Agreement.

“Payment Date” has the meaning given to such term in Clause 7.4 (Tax Gross-up and Indemnities).

“Project Finance Indebtedness” means any indebtedness (other than such indebtedness incurred by the Guarantor) incurred to finance the ownership, acquisition, construction, development and/or operation of an asset or portfolio of assets in respect of which the person or persons to whom such indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) have no recourse whatsoever to any member of the Group for the repayment of or a payment of any sum relating to such indebtedness other than:

(a)	recourse to such borrower for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such assets; and/or

(b)	recourse to such borrower for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any encumbrance given by such borrower over such assets or the income, cash flow or other proceeds deriving therefrom to secure such indebtedness or any encumbrance given by any holding company of the borrower over any equity in the borrower (except where, in relation to the grant of any encumbrance over the equity in the borrower, the borrower is a Material Subsidiary or is a subsidiary of the Guarantor (other than a subsidiary which is a single purpose company whose principal assets and business are constituted by the ownership, acquisition, financing, development and/or operation of an asset or a portfolio of assets and the indebtedness (in respect of which such encumbrance has been granted) has been incurred in connection with the financing of the ownership, acquisition, development and/or operation of such asset or portfolio of assets)) or any recourse referred to in (c) below, provided that: (i) the extent of such recourse to such borrower is limited solely to the amount of any recoveries made on any such enforcement; and (ii) such person or persons is or are not entitled, by virtue of any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of the borrower or any of its assets (save for the assets the subject of such encumbrance); and/or

(c)	recourse to such borrower generally or directly or indirectly to a member of the Group (other than the Guarantor or a Material Subsidiary) under, in each case, any form of completion guarantee, assurance or undertaking, which recourse is limited to claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; and/or

(d)	recourse to another member of the Group (including the Guarantor) in respect of any contractual commitment to provide equity or subordinated debt or in respect of letters of credit or guarantees relating to any such equity commitment or subordinated debt and in each case were entered into as an initial and integral part of such indebtedness.

“Quarterly Date” means each of 31 March, 30 June, 30 September and 31 December. If, however, any such day is not a Business Day, the relevant Quarterly Date will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

“Quarterly Period” means each period for the accrual of the Fee, the first such period commencing on the LC Issuance Date and ending on (but excluding) the first Quarterly Date occurring thereafter and each subsequent period shall commence on (and include) the Quarterly Date and end on (but exclude) the next Quarterly Date or, in the case of the last Quarterly Period, the Termination Date.

“Relevant Debt” means any present or future indebtedness of the Guarantor in the form of bonds, notes, debentures, loan stock or other securities which have an original maturity of more than one year from its date of issue and which are for the time being, quoted, listed or ordinarily dealt in or on any stock exchange over the counter or other securities market but excluding Project Finance Indebtedness.

“Relevant Direction” has the meaning given to such term in Clause 7.4 (Tax Gross-up and Indemnities).

“Relevant Fees” means the Fee, the LC Fee, the Arrangement Fee, the Termination Fee and any accrued interest thereon.

“Sterling” means the lawful currency of the United Kingdom.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the United Kingdom from a payment under this Agreement.

“Tax Payment” means the increase in a payment made by an Endeavour Party to the Payee under Clause ý7.3 (Tax gross-up) or 7.8 (Tax indemnity).

“Termination Date” means the date on which all the Letters of Credit are released.

“Termination Fee” has the meaning given to such term in Clause 6.3 (Fees and Costs & Expenses).

“Transaction Documents” means this Agreement and the LC Issuance Documents.

“Treaty” means the convention in force from time to time between the United Kingdom and Luxembourg for the avoidance of double taxation.

1.2
“U.S. Bankruptcy Law” means Title 11, United States Bankruptcy Code.
“VAT” means value added tax and any other tax of a similar nature.
 Unless a contrary indication appears herein, any reference in this Agreement to:

(a)	the “Payer”, the “Payee” or the “Guarantor” shall each be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	the singular includes the plural and vice versa;

(c)	the word “including” is without limitation;

(d)	“assets” includes present and future properties, revenues and rights of every description;

(e)	“indebtedness” includes any obligation for the payment or repayment of money, whether present or future, actual or contingent;

(f)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the LC Bank in respect of that Letter of Credit at that time;

(g)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(h)	a provision of law is a reference to that provision as amended or re-enacted; and

(i)	the Payer providing “cash cover” means the Payer paying an amount and in the currency specified by the Payee to be held by the Payee as segregated funds for application as set-off to the obligations of the Payer herein.

1.3	Clause and Schedule headings are for ease of reference only. Any reference to a Clause or Schedule shall be to a clause or schedule of this Agreement unless expressly stated.

2.	LC ISSUANCE DOCUMENTS

2.1	The Guarantor, on behalf of the Payer, shall, by written notice to the Payee, request the Payee, and the Payee hereby agrees, to: (i) enter into the LC Issuance Documents to which it is a party; and (ii) in its capacity as the LC Party, instruct the LC Bank to issue the Letters of Credit on the LC Issuance Date, subject to Clause 2.2.

2.2	The Payee shall, in its capacity as LC Party, not be obliged to instruct the LC Bank to issue the Letters of Credit pursuant to Clause 2.1, unless the Payee has received all of the documents listed in Schedule 1 (Conditions Precedent). The Payee shall notify the Guarantor promptly upon the receipt of all of the documents listed in Schedule 1 (Conditions Precedent).

2.3	No amendment, modification or waiver in respect of any LC Issuance Document shall be proposed or entered into without the prior written consent of the Guarantor and the Payee.

3.	REIMBURSEMENTS BY THE PAYER

3.1	If the Payee receives a notice of demand for payment under a Letter of Credit from the LC Bank pursuant to the terms of the LC Issuance Agreement, the Payee shall immediately notify the Payer of the amount demanded and the date on which it is payable. The Payer shall within three (3) Business Days of demand from the Payee pay to the Payee an amount equal to the amount of such demand to be held by the Payee as cash cover but without double-counting in respect of cash cover provided by the Payer (and not otherwise required under this Clause 3.1) pursuant to Clause 5.1 (Cash Collateral from Payer) or Clause 13 (Early Termination Events).

3.2	The Payer, in respect of each Letter of Credit issued or deemed issued under the LC Issuance Agreement, unconditionally and irrevocably:

(a)	agrees that the Payee shall authorise and direct the LC Bank: (i) to pay any demand which appears on its face to be in order and made pursuant to and in accordance with any such Letter of Credit on first request or demand being made; and (ii) to pay all amounts which the LC Bank is requested or demanded to pay pursuant to and in accordance with any such Letter of Credit without requiring proof of the agreement of the Payer that the amounts so demanded or paid are or were due;

(b)	agrees that the Payee shall authorise and direct the LC Bank to exercise the rights and powers conferred on it by any such Letter of Credit and confirms that the LC Bank shall be entitled to pay any demand which appears on its face to be in order and agrees that in respect of any such Letter of Credit that the LC Bank shall not be concerned with the legality of the claim or any underlying transaction or any set-off, counterclaim or defence as between the Payer and any other person. This Clause shall apply in respect of amounts so paid without regard to any other condition, the sufficiency, accuracy or genuineness of any such request or demand or any certificate or statement in connection therewith or any incapacity of or limitation upon the powers of any person signing, or issuing such request, demand or certificate. The Payer agrees that the LC Bank and the Payee shall not be obliged to enquire as to any such matters and may assume that any such request, demand, certificate or statement is correct and properly made; and

(c)	agrees that its obligations under this Agreement shall not be affected by any act, omission, matter or thing which but for this provision might operate to release, prejudice or otherwise exonerate the Payer from its obligations under this Agreement, in whole or in part, including without limitation and whether or not known to the Payer:

(i)	any time or waiver granted to or composition with the Payee, the LC Bank, the beneficiary of any such Letter of Credit or any other person;

(ii)	the release of the Payer or any other person under the terms of any composition or arrangement with any creditor;

(iii)	any taking, variation, compromise, exchange, renewal or release of, refusal or neglect to perfect, take-up or enforce, any rights, remedies or securities available to the Payee or any other person or arising under any such Letter of Credit;

(iv)	any variation or extension of or increase in liabilities under any such Letter of Credit made with the prior written consent of the Payer, so that references in this Agreement to the same shall include each such variation, extension and variation;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any beneficiary under a Letter of Credit or any other person; or

(vi)	any insolvency or similar proceedings.

3.3	The Payer shall not, by virtue of any payment made by it under this Clause 3 or otherwise, be subrogated to any rights, security or monies held or received by the Payee or be entitled at any time to exercise, claim or have the benefit or any right of contribution or subrogation or similar right against the Payee. All rights of contribution or similar rights against the Payee in relation to this Agreement are hereby waived by the Payer.

3.4	The obligations of the Payer under this Clause 3 shall be continuing, shall extend to the ultimate balance of the obligations and liabilities of the Payer under this Clause 3 and shall continue in force notwithstanding any intermediate payment in part of such obligations or liabilities.

4.	RELEASE OF LETTERS OF CREDIT

4.1	The Payer shall procure the release of all Letters of Credit on or prior to the LC Release Date. Upon notice from the Payer, the Payee agrees to provide promptly such instructions to the LC Bank in accordance with the terms of the Payer’s notice, as may be required to effect the release of the Letters of Credit in accordance with the LC Issuance Documents.

4.2	If the Payer fails to procure the release of the Letters of Credit on the LC Release Date, it shall on the LC Release Date pay to the Payee in immediately available funds an amount equal to the LC Amount less any amount paid by the Payer pursuant to Clause 3.1 and the Payer authorises the Payee to apply all amounts paid pursuant to Clause 3.1 and this Clause 4.2 in discharge of the Payee’s obligations under the LC Issuance Documents.

5.	CASH COLLATERAL FROM PAYER

5.1	The Payer may, at its discretion, provide cash cover to the Payee at any time to cover its obligations under this Agreement. The Payee may use such funds to satisfy, to the extent possible, any obligations of the Payer or the Guarantor (as applicable) under this Agreement.

5.2	The Payee shall withdraw monies in respect of cash cover provided by the Payer under this Agreement in order to satisfy any obligations of the Payer or the Guarantor (as applicable) under this Agreement.

5.3	To the extent the amount of cash cover exceeds the Payer’s obligations (or Guarantor’s obligations, as applicable) under this Agreement, following the Termination Date, the Payee shall return any excess amounts of cash cover, calculated as follows to the extent that the amount of cash cover provided by the Payer hereunder (including any accrued interest thereon) exceeds the sum of: (a) the LC Amount; and (b) any due but unpaid amounts under the Fee, the LC Fee, the Arrangement Fee and the Termination Fee and under Clause 14 (Costs of Parties). The Payee shall effect such payment within seven (7) Business Days after the Termination Date.

6.	FEES AND COSTS & EXPENSES

6.1	In consideration for the Payee procuring the issue of the Letters of Credit, the Payer shall pay the Payee a fee (the “Fee”) in Sterling equal to a rate per annum for each Quarterly Period which is 9 (nine) per cent. (to be calculated on a daily basis) from the date of this Agreement until the Termination Date on the aggregate balance of the LC Amount. The amount of the Fee accrued on each Quarterly Date shall be due and payable on that Quarterly Date.

6.2	Following the receipt of a request by the Payee to pay any fees with respect to the Letters of Credit (such fees being the sum due from the Payee to the LC Bank pursuant to clause 3(i) of the LC Issuance Agreement equal to (i) a rate of 0.65 per cent per annum on the aggregate balance of the LC Amount plus (ii) an initial payment of US$ 250) (the “LC Fee”), the Payer shall, within two (2) Business Days of such request, pay such fees in Sterling to the Payee to the account specified by the Payee in such request.

6.3	In respect of the issuance of the Letters of Credit, the Payer shall pay the Payee an arrangement fee in Sterling (an “Arrangement Fee”) in an amount equal to one (1) per cent. of the LC Amount for value on the LC Issuance Date.

6.4	In respect of the issuance of the Letters of Credit, the Payer shall also pay the Payee a termination fee in Sterling (a “Termination Fee”) in an amount equal to two (2) per cent. of the LC Amount, such payment to be due and payable on the Termination Date. The Payer shall pay the Payee the Termination Fee in full on the Termination Date.

6.5	If the Payer (or Guarantor, as applicable) fails to pay any amount due and payable by it in connection with or under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate of two (2) per cent. per annum. Any interest accruing under this Clause 6.5 shall be immediately payable by the Payer on demand by the Payee.

6.6	All payments pursuant to this Agreement shall be made no later than 9:30 am (London time) to the account specified by the Payee.

7.	TAX GROSS-UP AND INDEMNITIES

7.1	Each Endeavour Party shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

7.2	Each Endeavour Party shall promptly upon becoming aware that an Endeavour Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Payee accordingly. Similarly, the Payee shall notify the Endeavour Party on becoming so aware in respect of a payment payable to the Payee.

7.3	If a Tax Deduction is required to be made by an Endeavour Party, the amount of the payment due from that Endeavour Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

7.4	A payment shall not be increased under Clause 7.3 by reason of a Tax Deduction if, on the date on which the relevant payment falls due (the “Payment Date”), that payment could have been made by the relevant Endeavour Party to the Payee without a Tax Deduction on the basis of a direction that has previously been issued by HMRC to such Endeavour Party that such payment could be made without a Tax Deduction pursuant to a successful application for relief under the Treaty (a “Relevant Direction”) in circumstances where on or prior to the Payment Date, such Relevant Direction has been withdrawn or become invalid by reason of any default by the Payee in complying with the terms of such application or of any misrepresentation made by or with the prior authority of the Payee in the relevant application provided that for the avoidance of doubt, neither (a) a failure to obtain a Relevant Direction nor (b) the withdrawal or invalidation of a Relevant Direction for any other reason shall relieve the relevant Endeavour Party of any obligation to increase payments under Clause 7.3.

7.5	If an Endeavour Party is required to make a Tax Deduction, that Endeavour Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

7.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Endeavour Party making that Tax Deduction shall deliver to the Payee entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Payee that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

7.7	The Payee and the Payer shall co-operate in completing any procedural formalities which the Endeavour Party considers is necessary for that Endeavour Party to obtain authorisation to make that payment without a Tax Deduction and shall take such reasonable action as the Payer requires (including authorising the Payer to take conduct of such dispute) to dispute any refusal of an application to obtain such authorisation, provided that all costs of such dispute shall be borne by the Payer and the Payee shall be indemnified accordingly.

7.8	The Payer shall (within ten Business Days of demand by the Payee) pay to the Payee an amount equal to the loss, liability or cost which the Payee determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Payee in respect of this Agreement.

7.9	Clause 7.8 shall not apply:

(a)	with respect to any Tax assessed on the Payee:

(i)	under the law of the jurisdiction in which the Payee is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Payee is treated as resident for tax purposes; or

(ii)	if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Payee; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause ý7.3; or

(ii)	would have been compensated for by an increased payment under Clause ý7.3 but was not so compensated solely because one of the exclusions in Clause 7.4 applied.

7.10	If the Payee intends to make, a claim under Clause 7.8 shall promptly notify the Payer of the event which will give, or has given, rise to the claim.

7.11	If the Payer makes a Tax Payment and the Payee determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Payee has obtained and utilised that Tax Credit,

the Payee shall pay an amount to the Payer which the Payee determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Payer.

7.12	The Payee shall use its reasonable endeavours:

(a)	to satisfy and maintain the status for the purposes of the Treaty of a resident of Luxembourg;

(b)	not to carry on a business in the United Kingdom through a permanent establishment with which this Agreement, or any payment hereunder, is effectively connected; and

(c)	to be regarded as the beneficial owner of payments received by it under this Agreement, taking account of published HMRC practice on the meaning of “beneficial owner” at the date of this Agreement.

7.13	The Payee, if requested by the Payer shall deliver such other documentation prescribed by applicable law or reasonably requested by the Payer as will enable the Payer to determine whether or not such Payee is subject to United States backup withholding or information reporting requirements or obligations to deduction or withholding required by sections 1471 to 1474 of the US Internal Revenue Code (or any associated regulations or other official guidance, or any treaty, law, regulation or other official guidance enacted in any other jurisdiction which facilitates the implementation of those sections).

7.14	The Payer shall pay and, within ten Business Days of demand, indemnify the Payee against any cost, loss or liability the Payee incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement, except for any voluntary registration of this Agreement in Luxembourg by the Payee.

7.15	All amounts expressed to be payable under this Agreement by an Endeavour Party to a Payee which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by a Payee to an Endeavour Party under this Agreement and the Payee is required to account to the relevant tax authority for the VAT, the Endeavour Party must pay to the Payee (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Payee must promptly provide an appropriate VAT invoice to that Party).

7.16	Where this Agreement requires an Endeavour Party to reimburse or indemnify the Payee for any cost or expense, the Endeavour Party shall reimburse or indemnify (as the case may be) the Payee for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Payee reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

8.	RANKING

The payment obligations of the Payer and the Guarantor under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by laws applying to companies generally.

9.	INDEMNITY

9.1	Except in respect of Tax (in relation to which Clause 7 shall apply), the Payer agrees to reimburse the Payee on demand for and to indemnify and hold the Payee, harmless, against and with respect to, any and all loss, liability, damage, or expense (including, without limitation, attorney’s fees and costs) that the Payee may suffer or incur in connection with any demand made pursuant to and in accordance with, or any dispute relating to, any Letter of Credit issued in accordance with the LC Issuance Agreement and this Agreement, in each case other than by reason of any negligence, wilful misconduct or breach of, or misrepresentation under, this Agreement or any LC Issuance Document by the Payee.

9.2	If any payment received by the Payee pursuant to this Agreement shall, on the subsequent bankruptcy, insolvency, corporate reorganisation or other similar event of the Payer or the Guarantor, be avoided, reduced, invalidated or set aside under any laws relating to bankruptcy, insolvency, corporate reorganisation or other such similar events, such payment shall not be considered as discharging or diminishing the liability of the Guarantor (as both, principal debtor and indemnifier) and the indemnity contained in this Clause 9 and the guarantee contained in Clause 10 shall continue to apply as if such payment had at all times remained owing or outstanding by the Payer and the Guarantor shall continue to indemnify and keep the Payee indemnified on the terms of indemnity contained in this Clause 9 and the guarantee contained in Clause 10.

10.	GUARANTEE

10.1	The Guarantor unconditionally and irrevocably:

(a)	guarantees to the Payee punctual performance by the Payer of the Payer’s obligations under this Agreement; and

(b)	undertakes with the Payee that whenever the Payer does not pay any amount due under this Agreement, it shall promptly pay on demand that amount to the Payee.

10.2	The Guarantor shall indemnify and hold the Payee harmless promptly on demand against any cost, loss or liability suffered by the Payee in connection with any demand made pursuant to and in accordance with, or any dispute relating to, any Letter of Credit issued in accordance with the LC Issuance Agreement and this Agreement, in each case (including, without limitation, if any obligation, including this guarantee, is or becomes unenforceable, invalid or illegal) other than by reason of negligence, wilful misconduct or breach of, or misrepresentation under, this Agreement or any LC Issuance Document by the Payee. The amount of such cost, loss or liability shall be equal to the amount which the Payee would otherwise have been entitled to recover.

10.3	Without affecting the obligations of the Payer, the Guarantor will be liable to the Payee under this Clause 10, as if it were a principal debtor and not merely a surety. Accordingly, it will not be discharged, nor will its liability be affected, by anything which would not discharge it or affect its liability if it were the sole principal debtor hereunder.

10.4	The Guarantor agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of any other provisions hereto or to any LC Issuance Document or any change in or amendment hereto or to any LC Issuance Document made in accordance with this Agreement.

10.5	The Guarantor’s obligations under this Agreement are, and will remain, in full force and effect by way of continuing security until no sum remains payable by the Payer under this Agreement. This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Payee.

10.6	The Guarantor, in respect of each Letter of Credit issued or deemed issued under the LC Issuance Agreement, unconditionally and irrevocably:

(a)	agrees that its obligations under this Agreement shall not be affected by any act, omission, matter or thing which but for this provision might operate to release, prejudice or otherwise exonerate the Guarantor from its obligations under this Agreement, in whole or in part, including without limitation and whether or not known to the Guarantor:

(i)	any time or waiver granted to or composition with the Payee, the LC Bank, the beneficiary of any such Letter of Credit or any other person;

(ii)	the release of the Guarantor or any other person under the terms of any composition or arrangement with any creditor;

(iii)	any taking, variation, compromise, exchange, renewal or release of, refusal or neglect to perfect, take-up or enforce, any rights, remedies or securities available to the Payee or any other person or arising under any such Letter of Credit;

(iv)	any variation or extension of or increase in liabilities under any such Letter of Credit made with the prior written consent of the Guarantor, so that references in this Agreement to the same shall include each such variation, extension and variation;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any beneficiary under a Letter of Credit or any other person; or

(vi)	any insolvency or similar proceedings.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Each of the Payer and the Guarantor makes the representations and warranties set out in this Clause 11.1 to the Payee on the date of this Agreement:

(a)	it is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and it has the power to own its assets and carry on its business as it is being conducted;

(b)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement and this Agreement constitutes a legal, valid and binding agreement of it, enforceable in accordance with its terms (save for customary exceptions relating to the rights of creditors generally and the application of insolvency laws);

(c)	no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it;

(d)	it has not breached any law or regulation which if breached has or is reasonably likely to have a Material Adverse Effect;

(e)	it and its subsidiaries are not in violation or default of: (i) any provision of its or its subsidiaries’ organizational documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to it or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or such subsidiary or any of its properties, as applicable, except, in each case, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect;

(f)	the execution of this Agreement and the performance of the obligations hereunder do not conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of it or any of its subsidiaries pursuant to: (i) its or its subsidiaries’ organizational documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over it or any of its subsidiaries or any of its or their properties;

(g)	no order has been made and no resolution has been passed for the winding up of it or for a provisional liquidator or manager to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purpose of considering the winding up of it; no receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of its assets, no petition for such appointment has been presented in respect of it nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any of its assets become exercisable;

(h)	it has not admitted itself to be unable to pay its debts as they fall due, nor has it failed to pay its debts when due, nor is it otherwise liable to be found unable to pay its debts in accordance with applicable Bankruptcy Laws;

(i)	no creditor has taken steps to enforce any debt or other sum owed by it or any member of the Group and there exists no circumstances which would entitle a holder of such debt to take any such steps; and

(j)	it has not suspended or ceased or threatened to suspend or cease to carry on all or a material part of its business.

11.2	The Payee makes the representations and warranties set out in this Clause 11.2 to the Payer and the Guarantor on the date of this Agreement:

(a)	it is duly incorporated and validly existing under the laws of its place of incorporation with full power and authority to conduct its business, to enter into Transaction Documents to which it is a party and to perform any acts incidental or necessary in connection thereto and is lawfully qualified to do business in those jurisdictions in which business is conducted by it and to execute, deliver and perform its trusts, powers, authorities, duties, discretions and obligations under the Transaction Documents to which it is a party;

(b)	no insolvency official (including, without limitation, any receiver (curateur), liquidator (liquidateur), auditor (commissaire), verifier (expert-vérificateur), juge délégué or juge commissaire has been appointed with respect to it or any of the assets and no action or proceedings for such appointment is pending or, to its knowledge, threatened and no insolvency proceeding has occurred with respect to it;

(c)	the Transaction Documents to which it is a party have been duly authorised and executed by the Payee and constitute valid, legally binding and enforceable obligations of the Payee, except as limited by bankruptcy, insolvency, examinership or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by court’s discretion in relation to equitable remedies and subject to mandatory Luxembourg law provisions;

(d)	all authorisations, consents and approvals required by the Payee in connection with (i) the execution of the Transaction Documents to which it is a party and (ii) the performance by the Payee of the trusts, powers, authorities, duties, discretions and obligations expressed to be undertaken by it under the Transaction Documents to which it is a party are in full force and effect;

(e)	the execution and delivery of the Transaction Documents to which it is a party and the carrying out of the other transactions contemplated by the Transaction Documents to which it is a party and compliance with their terms do not and will not to the best of its knowledge:

(i)	conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or other agreement or instrument to which the Payee is a party or by which it or any of its assets is bound;

(ii)	infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Payee or any of its assets; or

(iii)	except as expressly provided in the Transaction Documents to which it is a party, result in the creation or imposition of any security interest in any of its assets;

(f)	there are no pending actions, suits or proceedings against or affecting the Payee which, if determined adversely to the Payee, could individually or in the aggregate have an adverse effect on the condition (financial or other), prospects, results of operations or general affairs of the Payee or would adversely affect the ability of the Payee to perform its trusts, powers, authorities, duties, discretions and obligations under the Transaction Documents to which it is a party or which are otherwise material in the context of the execution and performance of the Transaction Documents to which it is a party and, to the best of the Payee’s knowledge, no such actions, suits or proceedings are threatened or contemplated;

(g)	no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which it or any of its assets is bound or affected, being a contravention or default which might:

(i)	have a material adverse effect on the business, assets or condition of it;

(ii)	materially and adversely affect its ability to observe or perform its trusts, powers, authorities, duties, discretions and obligations under any Transaction Document to which it is a party; or

(iii)	be material in the context of the execution and performance of the Transaction Documents to which it is a party.

12.	COVENANTS

12.1	So long as any amount payable under this Agreement remains outstanding, the Guarantor shall not create, incur, assume or permit to subsist any security upon the whole or any part of its assets to secure: (a) any Relevant Debt; or (b) any guarantees in respect of any Relevant Debt, in each case without the prior written consent of the Payee (such consent not to be unreasonably withheld or delayed).

12.2	The Payer and the Guarantor shall notify the Payee in writing immediately upon becoming aware of the occurrence of any Early Termination Event.

12.3	The Payer and the Guarantor shall send to the Payee at the time of their issue, and in the case of annual audited financial statements in any event (in relation to the Guarantor) within 180 days of the end of each financial year and (in relation to the Payer) within such period as the same are required to be provided to shareholders under English law, one copy of every balance sheet and profit and loss account.

12.4	The Guarantor shall give to the Payee a report, signed by any officer of the Guarantor, or, upon the request of the Payee, a certificate of its auditors, listing its subsidiaries and those subsidiaries of the Guarantor which as at the last day of the last financial year of the Guarantor or as at the date or throughout any period specified in such request, as the case may be, were Material Subsidiaries. The Payee may rely on such certificate without further enquiry of liability.

12.5	The Guarantor shall ensure that the Payer remains a wholly-owned subsidiary of the Guarantor.

12.6	Each of the Payer and the Guarantor will cause all properties used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will make all necessary repairs, renewals, replacements, betterments and improvements thereto, which in the judgment of the Payer or the Guarantor, as the case may be, may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Clause 12.6 shall prevent the Payer or the Guarantor from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgement of the Payer or the Guarantor, desirable in the conduct of its business.

12.7	Each of the Payer and the Guarantor will pay or discharge, or cause to be paid or discharged, before the same may become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon it or upon its income, profits or property; (ii) all claims for labour, materials and supplies which, if unpaid, might by law become a lien or charge upon its property; and (iii) all stamp duty and other duties, if any, which may be imposed by the United States or any political subdivision thereof or therein in connection with the issuance, transfer, exchange or conversion of any securities; provided, however, that, in the case of sub-paragraphs (i) and (ii) above, neither the Payer nor the Guarantor shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim if: (A) the failure to do so will not, in the aggregate, have a material adverse impact on the Payer or the Guarantor; or (B) the amount, applicability or validity is being contested in good faith by appropriate proceedings.

12.8	The Payee undertakes in favour of the Payer and the Guarantor that it shall:

(a)	not permit the validity or effectiveness of any LC Issuance Document to which it is a party to be impaired;

(b)	except pursuant to the Transaction Documents, not issue, assume or guarantee any indebtedness which is secured over, or for which the Payee grants any preferential right or option over, the Payee’s rights and interests under the Transaction Documents nor assign, transfer or dispose of any of such rights and interests; and

(c)	not consolidate with or merge into any other corporation.

12.9	None of the Payer, Guarantor, Payee or any of their respective affiliates or representatives shall issue any public press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, such approval shall not be unreasonably withheld or delayed, except where, disclosure is required by applicable law or by the applicable rules of any stock exchange.

12.10	The Payer, Guarantor and Payee agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or rules of a stock exchange and only to the extent required by such law or stock exchange rules.

13.	EARLY TERMINATION EVENTS

If any of the following events has occurred and is continuing (each an “Early Termination Event”), the Payee may give notice to the Payer and the Guarantor notifying the Payer and the Guarantor that the outstanding amounts due under this Agreement (together with accrued fees, costs and expenses) are immediately due and payable and declare that full payment in respect of each Letter of Credit and any outstanding Relevant Fees shall be provided by the Payer immediately and whereupon such amounts shall become immediately due and payable by the Payer:

(a)	the Payer or the Guarantor does not pay on the due date any amount payable pursuant to this Agreement, unless its failure to pay is caused by administrative or technical error only and payment is made within five (5) Business Days of its due date;

(b)	the Payer or the Guarantor defaults in the performance and observance of or compliance with any of its other obligations under Clause 12 (Covenants) applicable to it, and such default is incapable of remedy or, if in the reasonable determination of the Payee such default is capable of remedy, is not remedied within twenty five (25) calendar days following the date on which written notice specifying such default was delivered to the Payer or the Guarantor by the Payee;

(c)	the Guarantor pursuant to or under the meaning of the Bankruptcy Law:

(i)	commences a voluntary case or proceeding;

(ii)	consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it;

(iii)	consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv)	makes a general assignment for the benefit of its creditors;

(v)	files a petition in bankruptcy or answer or consent seeking reorganisation or relief; or

(vi)	consents to the filing of such a petition or the appointment of or taking possession by a Custodian.

(d)	a court of competent jurisdiction enters an order or decree under U.S. Bankruptcy Law:

(i)	for relief against the Guarantor in an involuntary case or proceeding;

(ii)	appoints a Custodian in respect of the Guarantor;

(iii)	orders the winding up or liquidation of the Guarantor,

and the order or decree remains unstayed and in effect for 60 days.

(e)	(i) an order is made by a competent court or a resolution is passed for the winding-up or dissolution of the Payer, save for the purposes of amalgamation, merger, consolidation, reorganisation or other similar arrangement on terms previously approved in writing by the Payee; or (ii) a formal notice is given of an intention to appoint an administrator or an application is made or petition is lodged or documents are filed with the court or administrator in relation to the Payer;

(f)	an event occurs which under applicable laws has (in the reasonable opinion of the Payee) an analogous effect to any of the events referred to in paragraphs (c) to (e) above;

(g)	the Guarantor or any Material Subsidiary: (i) fails to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate amount in excess of US$5,000,000; or (ii) indebtedness for borrowed money of the Payer, the Guarantor or any Material Subsidiary in an aggregate amount in excess of US$5,000,000 has been accelerated or otherwise declared due and payable, or required to be prepaid or redeemed (other than by regularly scheduled required prepayment) prior to the schedule maturity thereof as a result of a default with respect to such indebtedness;

(h)	the guarantee provided by the Guarantor under this Agreement is not in full force and effect; or

(i)	it becomes unlawful for the Payer or the Guarantor to perform or comply with any of its obligations under this Agreement.

14.	COSTS OF PARTIES

The Payer hereby agrees to bear and pay for all of the fees, costs and expenses (including legal fees, subject to a cap of US$ 100,000 in respect of the legal fees of the Payee and its affiliates and representatives and of the LC Bank for the negotiation and completion of this Agreement and the LC Issuance Documents) incurred by the Payee, the Payer, the Guarantor and each of their respective affiliates and representatives in connection with the negotiation and completion of this Agreement and the LC Issuance Documents, any amendment or variation of this Agreement or the LC Issuance Documents requested by the Payer and any enforcement of, or the preservation of, any rights of the Payee under this Agreement.

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall, unless otherwise expressly provided in this Agreement, have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

16.	LIMITED RECOURSE

16.1	The only assets of the Payee available to meet any claims of the Payer against the Payee under or in respect of this Agreement will be the Payee’s assets. Any claim remaining unsatisfied after the realisation of the Payee’s assets shall be extinguished and thereafter it shall have no further claim against the Payee.

16.2	This Agreement is a corporate obligation of each of the respective parties to it. No party to this Agreement shall have any recourse in respect of any obligation, covenant or agreement of any other party, expressed or implied, under this Agreement against any direct or indirect shareholder or other economic beneficial owner or any officer, agent, employee or director of any other party or any such shareholder or economic beneficial owner in their capacity as such and each of the parties agrees that no personal liability shall attach to or be incurred by any such persons of them in respect of, or of any breach of, any such obligation, covenant or agreement.

16.3	The provisions of this Clause 16 shall survive the termination of this Agreement.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18.	NOTICES.

18.1	Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile), in English and may be given in person, or sent by facsimile, or sent by way of letter sent by registered post, if to:

(a)	the Payer, to Endeavour Energy UK Limited, 114 St. Martin’s Lane, London WC2N 4BE, England, Attention: Cathy Stubbs, Facsimile: 44 20 7451 2351, with a copy to Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, Attention: Cathy Stubbs, Facsimile: (713) 307-8794;

(b)	the Guarantor, to Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, Attention: Cathy Stubbs, Facsimile: (713) 307-8794; and

(c)	the Payee, to Max Participations II S.à r.l., 9, rue Basse L-4963 Clemency, Luxembourg, Attention: Jean-Philippe Poncelet, Facsimile (352) 26 65 72-27, with a copy to HBK Capital Management, 2101 Cedar Springs Road, Suite 700, Dallas Texas 75201, Attention: Legal Department, Facsimile: (214) 758-1207.

18.2	Any party may change its contact details by giving five (5) Business Days’ notice to the other party.

18.3	All such notices and communications shall be effective, if given in person, upon delivery, if sent by way of fax, upon receipt of a correct transmission report, and if sent by way of registered letter, three (3) Business Days after being deposited in the post postage prepaid in an envelope addressed to the recipient at the address specified at Clause 18.1.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Agreement and any non-contractual obligations arising out of or in relation to this Agreement are governed by English law.

19.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

19.3	The parties to this Agreement agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

19.4	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor irrevocably appoints the Payer and the Payee irrevocably appoints HBK Europe Management LLP of 103-105 Jermyn Street, London SW1Y 6EE in each case as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and (ii) agrees that failure by any process agent to notify it of the process will not invalidate the proceedings concerned.

{Remainder of this Page Intentionally Left Blank}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed on the date first written above.

SIGNED AND DELIVERED AS A DEED	)
for and on behalf of	)
ENDEAVOUR ENERGY UK LIMITED	)
as the Payer	)
acting by /s/ Cathy Stubbs		)
)
)
In the presence of:
Signature of witness:
/s/ Praveen Martis .................................................... Name of witness (in BLOCK CAPITALS)
PRAVEEN MARTIS ....................................................
Address of witness:
Endeavour Energy Brettenham House, South Entrance .................................................... 4th Floor, Lancaster Place London, WC2E 7EN
SIGNED AND DELIVERED AS A DEED	)
for and on behalf of	)
MAX PARTICIPATIONS II S.À R.L.		)
as the Payee	)
acting by /s/ Jean Philippe Poncelet	)
Jean Philippe Poncelet
In the presence of:
Signature of witness:
/s. Philippe Vanderhoven .................................................... Name of witness (in BLOCK CAPITALS)
PHILIPPE VANDERHOVEN ....................................................
Address of witness:
9 Rue Barre ....................................................
L-4963 Clemency .................................................... Luxembourg

SIGNED AND DELIVERED AS A DEED		)
for and on behalf of		)
ENDEAVOUR INTERNATIONAL CORPORATION		)
as the Guarantor		)
acting by /s/ Cathy Stubbs	)
)
)

In the presence of:

Signature of witness:

/s/ Praveen Martis
......................................................
Name of witness
(in BLOCK CAPITALS)

PRAVEEN MARTIS
......................................................

Address of witness:
Endeavour Energy
Brettenham House, South Entrance
......................................................
4th Floor, Lancaster Place
London, WC2E 7EN
......................................................

SCHEDULE 1

CONDITIONS PRECEDENT

1.	CORPORATE DOCUMENTS

The following documents shall be delivered to the Payee:
1.1	Board resolutions of each of the Payer and the Guarantor:
	1.1.1	approving the terms of, and the transactions contemplated by this Agreement;

1.1.2	authorising a specified person or persons to execute each such document on its behalf; and

1.1.3	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with any such document.

1.2	A specimen signature of each person authorised by such board resolution referred to above.

1.3	A copy of the constitutional documents of each of the Payer and the Guarantor.

1.4	A certificate of an authorised signatory of each of the Payer and the Guarantor certifying on behalf of the relevant company that:

1.4.1	each copy document referred to in paragraphs 1.1, 1.2 and 1.3 for that company above is correct, complete and in full force and effect at a date no earlier than the date of this Agreement;

1.4.2	no Early Termination Event has occurred or is continuing; and

1.4.3	the representations and warranties contained in Clause 11.1 (Representations and warranties) are true in all material respects.

1.5	A certificate of good standing under the laws of the State of Nevada in respect of the Guarantor.

2.	TRANSACTION DOCUMENTS

Copies of the following documents duly executed by all parties thereto and in full force and effect shall be delivered to the Payee:

2.1	this Agreement;

2.2	the LC Issuance Agreement in the form agreed between the parties thereto and the Guarantor; and

2.3	a warrant agreement executed by the Guarantor, together with the warrants duly issued thereunder.

3.	LEGAL OPINIONS

The following documents shall be delivered to the Payee:

3.1	Legal opinion of Woodburn & Wedge, Nevada legal counsel to the Guarantor, as to the capacity and due authorisation of the Guarantor to enter into this Agreement.

3.2	Legal opinion of Vinson & Elkins RLLP, English counsel to the Payer, as to the capacity and due authorisation of the Payer to enter into this Agreement and the enforceability of this Agreement under English law.

SCHEDULE 2

FORM OF EACH LETTER OF CREDIT
PART A – FORM OF LETTER OF CREDIT 1

To: Hess Limited (the “Beneficiary”) Date:

Dear Sirs,

Irrevocable Standby Letter of Credit no. [ ]

At the request of Endeavour Energy UK Limited, we [        ] (the “Issuing Bank”) hereby issue this irrevocable standby letter of credit (“Letter of Credit”) [ ] in your favour on the following terms and conditions:

1. DEFINITIONS

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [        ].

“Demand” means a demand for a payment under this Letter of Credit.

“Expiry Date” means [        ].

“Total L/C Amount” means £2,100,000.

2. ISSUING BANK’S AGREEMENT

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.2	A Demand must be received at the latest by the Issuing Bank by 5.00 p.m. ([ ] time) on any Business Day falling on or before the Expiry Date.

2.3	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within five Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount of the Demand. Demand(s) in excess of the Total L/C Amount are acceptable, provided that the Issuing Bank shall not be obliged to make a payment(s) hereunder exceeding in aggregate the Total L/C Amount.

3. EXPIRY

3.1	On 5.00 p.m. ([ ] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.2	The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.3	The Issuing Bank may at any time without being required to do so, pay to the Beneficiary the Total L/C Amount less any amount it may have already paid under this Letter of Credit and thereupon the Issuing Bank’s obligations under this Letter of Credit will immediately cease with no further liability on the part of the Issuing Bank.

3.4	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4. PAYMENTS

4.1	All payments under this Letter of Credit must be made in GBP and for value on the due date to the account nominated by the Beneficiary in the Demand.

4.2	All issuing banking charges and commissions are for the account of the applicant. All other charges are for Beneficiary’s account.

5. DELIVERY OF DEMAND

Each Demand must be delivered to our offices at:

[        ]

6. ASSIGNMENT

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7. ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98).

8. GOVERNING LAW

This Letter of Credit is governed by and shall be construed in accordance with English law.

9. JURISDICTION

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully

.........................................

For and on behalf of

[        ]

PART B – FORM OF LETTER OF CREDIT 2

To: Hess Limited (the “Beneficiary”) Date:

Dear Sirs,

Irrevocable Standby Letter of Credit no. [ ]

At the request of Endeavour Energy UK Limited, we [        ] (the “Issuing Bank”) hereby issue this irrevocable standby letter of credit (“Letter of Credit”) [ ] in your favour on the following terms and conditions:

1. DEFINITIONS

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [        ].

“Demand” means a demand for a payment under this Letter of Credit.

“Expiry Date” means [        ].

“Total L/C Amount” means £6,600,000.

2. ISSUING BANK’S AGREEMENT

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.2	A Demand must be received at the latest by the Issuing Bank by 5.00 p.m. [ ] on any Business Day falling on or before the Expiry Date.

2.3	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within five Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount of the Demand. Demand(s) in excess of the Total L/C Amount are acceptable, provided that the Issuing Bank shall not be obliged to make a payment(s) hereunder exceeding in aggregate the Total L/C Amount.

3. EXPIRY

3.1	On 5.00 p.m. ([ ]) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.2	The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.3	The Issuing Bank may at any time without being required to do so, pay to the Beneficiary the Total L/C Amount less any amount it may have already paid under this Letter of Credit and thereupon the Issuing Bank’s obligations under this Letter of Credit will immediately cease with no further liability on the part of the Issuing Bank.

3.4	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4. PAYMENTS

4.1	All payments under this Letter of Credit must be made in GBP and for value on the due date to the account nominated by the Beneficiary in the Demand.

4.2	All issuing banking charges and commissions are for the account of the applicant. All other charges are for Beneficiary’s account.

5. DELIVERY OF DEMAND

Each Demand must be delivered to our offices at:

[        ]

6. ASSIGNMENT

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7. ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98).

8. GOVERNING LAW

This Letter of Credit is governed by and shall be construed in accordance with English law.

9. JURISDICTION

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully

.........................................

For and on behalf of

[        ]

PART C – LETTER OF CREDIT 3

To: Hess Limited (the “Beneficiary”) Date:

Dear Sirs,

Irrevocable Standby Letter of Credit no. [ ]

At the request of Endeavour Energy UK Limited, we [        ] (the “Issuing Bank”) hereby issue this irrevocable standby letter of credit (“Letter of Credit”) [ ] in your favour on the following terms and conditions:

1. DEFINITIONS

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [        ].

“Demand” means a demand for a payment under this Letter of Credit.

“Expiry Date” means [        ].

“Total L/C Amount” means £11,900,000.

2. ISSUING BANK’S AGREEMENT

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.2	A Demand must be received at the latest by the Issuing Bank by 5.00 p.m. ([ ]) on any Business Day falling on or before the Expiry Date.

2.3	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within five Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount of the Demand. Demand(s) in excess of the Total L/C Amount are acceptable, provided that the Issuing Bank shall not be obliged to make a payment(s) hereunder exceeding in aggregate the Total L/C Amount.

3. EXPIRY

3.1	On 5.00 p.m. ([ ]) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.2	The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.3	The Issuing Bank may at any time without being required to do so, pay to the Beneficiary the Total L/C Amount less any amount it may have already paid under this Letter of Credit and thereupon the Issuing Bank’s obligations under this Letter of Credit will immediately cease with no further liability on the part of the Issuing Bank.

3.4	When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4. PAYMENTS

4.1	All payments under this Letter of Credit must be made in GBP and for value on the due date to the account nominated by the Beneficiary in the Demand.

4.2	All issuing banking charges and commissions are for the account of the applicant. All other charges are for Beneficiary’s account.

5. DELIVERY OF DEMAND

Each Demand must be delivered to our offices at:

[        ]

6. ASSIGNMENT

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7. ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98).

8. GOVERNING LAW

This Letter of Credit is governed by and shall be construed in accordance with English law.

9. JURISDICTION

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully

.........................................

For and on behalf of

[        ]